Exhibit 99.1

Peak International Limited Appoints John Supan as Interim Chief Financial Officer

Thursday, May 4 - 5:00 pm ET

HONG KONG, May 4 /PRNewswire-FirstCall/- Peak International Limited (Nasdaq: PEAK—News) today announced that it has named John Supan as Interim Chief Financial Officer while the Company conducts a search for its permanent CFO. Mr. Supan is a 30-year veteran of corporate finance and accounting and is currently a principal with Financial Leadership Group, LLC, a firm specializing in providing CFO-level services to both private and public companies. Previously he was CFO for Fast Track Systems, a company providing clinical trial software and data solutions to the pharmaceutical industry, CFO for Argonaut Technologies, Inc., a drug development instrumentation company, and was a partner with Ernst & Young, LLP.

In his new role, Mr. Supan succeeds Katie Fung, who has served as the Company’s Chief Financial Officer and previously served as Vice President, Principal Accounting Officer and Vice President, Finance of the Company. Ms. Fung will continue to serve the Company as its Principal Accounting Officer.

Dean Personne, Peak’s Chief Executive Officer said, “John’s appointment further strengthens the executive management team at Peak and will assist us in achieving our financial goals and driving the company toward growth and profitability.”

“We are grateful to Katie for her past dedication to Peak and look forward to her continuing contributions,” said Mr. Personne.

About Peak International Limited

Peak International Limited is a leading supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 1700 people worldwide, directly and in its factory in Shenzhen, the PRC, that is operated pursuant to a processing agreement with an unaffiliated party. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays.

CONTACT:

John Supan

Interim CFO

Peak International Limited, Hong Kong

+852-3193-6000/

Source: Peak International Limited